Exhibit 99.4
                                                                    ------------

FOR IMMEDIATE RELEASE

CONTACT:

Ron Kochman
Volt Delta Resources LLC

(212) 704-2400

           VOLT DELTA RESOURCES LLC REPURCHASES 24% MINORITY INTEREST

                              FROM NORTEL NETWORKS

NEW YORK-December 29, 2005 -Volt Delta Resources LLC, a subsidiary of Volt Information Sciences, Inc. [NYSE: VOL] announced today that it has repurchased the minority interest which Nortel Networks* had received for contributing certain assets and certain liabilities of its directory and operator services business to VoltDelta in August, 2004.

Under the terms of the agreement, Volt Delta will pay Nortel Networks approximately $56.4 million for its 24% minority interest in the LLC, and a distribution of excess cash of approximately $5.4 million.

Volt Delta and Nortel Networks will continue to work together to develop feature content and release schedules for, and to ensure compatibility and interoperability between, Nortel Networks Traffic Operator Position Systems and Volt Delta's IWS/MWS operator workstations and associated products under the initial 10-year relationship agreement.

For the nine months ending July 31, 2005 Volt Delta, which is reported as Volt's Computer systems segment, reported operating profits of $24.6 million on $127.9 million in revenue.

Volt Delta, a subsidiary of Volt Information Sciences, is a leading provider of enhanced directory assistance solutions and information services to the global telecommunications market. Thirty years of operator services experience have enabled Volt Delta to meet evolving market requirements providing innovative technology and services to wireline and wireless markets. For further information please visit www.voltdelta.com or www.volt.com.

Volt Information Sciences, Inc. (NYSE: VOL) is a leading national provider of Staffing Services and Telecommunications and Information Solutions for its Fortune 100 customer base. Operating through a network of over 300 Volt Services Group locations, the Staffing Services segment fulfills IT and other technical, commercial, and industrial placement requirements of its customers, on both a temporary and permanent basis. The Telecommunications and Information Solutions businesses provide complete telephone directory production and directory publishing; a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies. For additional information, please visit the Volt Information Sciences, Inc., web site at http://www.volt.com.




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This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and the rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Volt's reports filed with the Securities and Exchange Commission. Copies of Volt's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention: Shareholder Relations. These and other SEC filings by Volt are also available to the public over the Internet at the SEC's website at http://www.sec.gov and at the Volt's website at http://www.volt.com in the Investor Information section.

                                     -end-

* NORTEL NETWORKS IS A TRADEMARK OF NORTEL NETWORKS.